EXHIBIT 99.2

Genesee & Wyoming Inc. Reports Traffic for May 2009

GREENWICH, Conn., June 11, 2009 /PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) today reported traffic volumes for May 2009.

GWI’s traffic in May 2009 was 61,043 carloads, a decrease of 2,993 carloads, or 4.7 percent, compared with May 2008. GWI’s traffic in the second quarter of 2009 through May was 123,913 carloads, a decrease of 7,205 carloads, or 5.5 percent, compared with the second quarter of 2008 through May.

The table below sets forth carloading information for May 2009 and May 2008:

Genesee & Wyoming Inc. by Commodity Group	May 2009	% of Total	May 2008	% of Total
Coal, Coke & Ores	12,902	21.1%	12,899	20.1%
Minerals & Stone	12,077	19.8%	12,600	19.7%
Farm & Food Products	7,658	12.6%	5,893	9.2%
Pulp & Paper	6,892	11.3%	10,416	16.3%
Metals	5,502	9.0%	6,527	10.2%
Lumber & Forest Products	4,718	7.7%	6,377	10.0%
Chemicals-Plastics	4,171	6.8%	4,035	6.3%
Petroleum Products	2,259	3.7%	2,145	3.3%
Autos & Auto Parts	675	1.1%	1,117	1.7%
Other	4,189	6.9%	2,027	3.2%

Total	61,043	100.0%	64,036	100.0%

GWI railroads acquired within the last 12 months shipped a combined 10,401 carloads in May 2009. GWI’s same-railroad traffic in May 2009 decreased by 13,394 carloads, or 20.9 percent, compared with May 2008. Pulp & paper traffic decreased 3,810 carloads principally due to lower shipments in GWI’s Canada and Southern Regions. Coal, coke and ores traffic decreased 2,803 carloads principally due to lower shipments in western Pennsylvania and maintenance outages at two utilities in Illinois. Metals traffic decreased 2,416 carloads primarily due to lower steel shipments in GWI’s New York/Ohio/Pennsylvania and Canada Regions. All other same-railroad traffic decreased by a net 4,365 carloads.

The table below sets forth carloading information for the second quarter of 2009 through May and the second quarter of 2008 through May:

Genesee & Wyoming Inc. by Commodity Group	QTD May 2009	% of Total	QTD May 2008	% of Total
Coal, Coke & Ores	27,033	21.8%	27,866	21.2%
Minerals & Stone	23,304	18.8%	24,549	18.7%
Farm & Food Products	15,864	12.8%	12,843	9.8%

Pulp & Paper	14,456	11.7%	21,199	16.2%
Metals	10,226	8.2%	13,250	10.1%
Lumber & Forest Products	9,874	8.0%	12,718	9.7%
Chemicals-Plastics	8,162	6.6%	8,211	6.3%
Petroleum Products	4,486	3.6%	4,187	3.2%
Autos & Auto Parts	1,374	1.1%	2,327	1.8%
Other	9,134	7.4%	3,968	3.0%

Total	123,913	100.0%	131,118	100.0%

GWI railroads acquired within the last 12 months shipped a combined 20,790 carloads in the second quarter of 2009 through May. Same-railroad traffic in the second quarter of 2009 through May decreased by 27,995 carloads, or 21.4 percent, compared with the second quarter of 2008 through May. The decrease was principally due to declines of 7,392 carloads of pulp & paper traffic, 6,528 carloads of coal, coke and ores traffic and 5,533 carloads of metals traffic. The decrease in coal, coke and ores traffic was principally due to lower shipments in western Pennsylvania, maintenance outages at two utilities in Illinois and maintenance outages at a mine and at a power facility served in Utah. All other same-railroad traffic decreased by a net 8,542 carloads.

GWI railroads acquired within the last 12 months include: CAGY Industries, Inc., which GWI purchased on May 31, 2008, and the Georgia Southwestern Railroad and the Ohio Central Railroad System, both of which GWI purchased on October 1, 2008.

Starting in April 2009, Intermodal traffic has been classified within the “Other” commodity group due to its lack of materiality. Previously Intermodal traffic was presented on a stand-alone basis. Intermodal shipments were 63 carloads in May 2009 compared with 124 in May 2008 and 115 carloads in the second quarter through May 2009 compared with 249 in the second quarter through May 2008.

Historically, GWI has found that carload information may be indicative of freight revenues on its railroads, but may not be indicative of total revenues, operating expenses, operating income or net income.

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia and the Netherlands and owns a minority interest in a railroad in Bolivia. Operations currently include 63 railroads organized in nine regions, with more than 6,800 miles of owned and leased track and approximately 3,100 additional miles under track access arrangements. GWI provides rail service at 16 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers.

CONTACT: Matthew O. Walsh, Senior Vice President - Corporate Development

and Treasurer, Genesee & Wyoming Inc. 203-629-3722

Web site: http://www.gwrr.com

SOURCE Genesee & Wyoming Inc.